POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the person whose signature appears below, being a director or officer of Prudential Annuities Life Assurance Corporation ("PALAC"), constitutes and appoints Elizabeth Gioia, Douglas E. Scully, and Lynn K. Stone, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, and to do any and all things and execute any and all instruments that such attorneys-in-fact may deem necessary or advisable under any rules, regulations and requirements of the U.S. Securities and Exchange Commission, on Form S-3 registration statements of Prudential Annuities Life Assurance Corporation pertaining to, but not limited to, APEX, APEX II, ASAP I, ASAP II, ASAP III, ASXT, ASTX Four, ASL, ASL II, AS Pro, Wells VA +, AS Impact, Galaxy 3, Galaxy 2, XT6, XT8, Choice 2000, AS Cornerstone, Wells Apex, Wells, Alliance and GMA (including certain private label versions of those products.)

This grant of authority extends to any and all amendments to such registration statements, and also grants such attorneys-in-fact full power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agent and attorney-in-fact would have if personally acting.

The undersigned does hereby ratify and confirm all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of August, 2020.

/s/Susan M. Mann
Susan M. Mann
Chief Financial Officer, Executive Vice President and Director (Principal Accounting Officer)